EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Targacept, Inc. for the registration of $75,000,000 of its common stock and to the incorporation by reference therein of our report dated March 20, 2007, with respect to the financial statements of Targacept, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Greensboro, North Carolina

May 23, 2007